Exhibit 99.1

Shenandoah Telecommunications Company Announces

Closing of Expanded Relationship with Sprint

EDINBURG, Va., April 6th, 2017 (GLOBE NEWSWIRE) – Shenandoah Telecommunications Company (“Shentel”) (NASDAQ: SHEN) announced the April 6th closing of a previously announced agreement to expand its relationship with Sprint.  Shentel has amended its Affiliate Agreement with Sprint to expand its affiliate service territory, adding approximately 500,000 additional POPs in the Parkersburg, WV, Huntington, WV, and Cumberland, MD, basic trading areas (“BTAs”).

With this expansion, Shentel will have authorization to serve over 6 million POPs in the mid-Atlantic region as a Sprint PCS Affiliate.  Approximately 20,000 Sprint retail and former nTelos postpaid and prepaid subscribers in the new BTAs will become Sprint-branded affiliate customers managed by Shentel.  Shentel has agreed to invest approximately $32 million over the next three years to upgrade and expand the existing wireless network coverage in those regions.  Once the expansion is complete, Shentel plans to open multiple Sprint-branded retail locations in the new area.

About Shenandoah Telecommunications Company

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, loss of customers, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications Company
Adele Skolits  CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com